RESOLUTION  OF  THE  BOARD  OF  DIRECTORS

                                of

                          PAYFORVIEW.COM


WHEREAS, the corporation is attempting to lower the effective trading price of its securities in the marketplace, and desires to accomplish this by increasing the number of shares being traded;

NOW, THEREFORE, BE IT RESOLVED, that the officers of the corporation are hereby directed to file an amendment to the Articles to effect a split of the securities on a 3-for-2 basis, to be filed with and implemented on or before April 9, 1999.


Approved:


/s/  Marc  Pitcher
Marc  Pitcher,  Director

/s/  Warren  Wayne
Warren  Wayne,  Director